Exhibit 99.1

FOR IMMEDIATE RELEASE

For:	Cathay General Bancorp	Contact:	Heng W. Chen
	777 N. Broadway		(626) 279-3652
Los Angeles, CA 90012

Cathay General Bancorp Announces Fourth Quarter and Full Year 2024 Results

Los Angeles, Calif., January 22, 2025: Cathay General Bancorp (the “Company”, “we”, “us”, or “our”) (Nasdaq: CATY), the holding company for Cathay Bank, today announced its unaudited financial results for the quarter and year ended December 31, 2024. The Company reported net income of $286.0 million, or $3.95 per diluted share, for the year ended December 31, 2024 and net income of $80.2 million, or $1.12 per diluted share, for the fourth quarter of 2024.

FINANCIAL PERFORMANCE

	Three months ended			Year ended December 31,
(unaudited)	December 31, 2024	September 30, 2024	December 31, 2023	2024	2023
Net income (millions)	$80.2	$67.5	$82.5	$286.0	$354.1
Basic earnings per common share	$1.13	$0.94	$1.14	$3.97	$4.88
Diluted earnings per common share	$1.12	$0.94	$1.13	$3.95	$4.86
Return on average assets	1.37%	1.15%	1.40%	1.22%	1.56%
Return on average total stockholders' equity	11.18%	9.50%	12.21%	10.18%	13.56%
Efficiency ratio	45.70%	51.11%	53.84%	51.35%	46.97%

HIGHLIGHTS

●	Net interest margin increased to 3.07% during the fourth quarter from 3.04% in the third quarter.
●	Total loans, excluding loans held for sale, decreased to $19.38 billion, or 0.9%, from $19.55 billion in 2023.
●	Total deposits increased $360.8 million, or 1.9%, to $19.69 billion in 2024.

“We are pleased by the increase in the net interest margin compared to the third quarter of 2024. During the quarter, we repurchased 506,651 shares at an average cost of $47.10 per share for a total of $23.9 million”, commented Chang M. Liu, President and Chief Executive Officer of the Company.

INCOME STATEMENT REVIEW

FOURTH QUARTER 2024 COMPARED TO THE THIRD QUARTER 2024

Net income for the quarter ended December 31, 2024, was $80.2 million, an increase of $12.7 million, or 18.8%, compared to net income of $67.5 million for the third quarter of 2024. Diluted earnings per share for the fourth quarter of 2024 was $1.12 per share compared to $0.94 per share for the third quarter of 2024.

Return on average stockholders’ equity was 11.18% and return on average assets was 1.37% for the quarter ended December 31, 2024, compared to a return on average stockholders’ equity of 9.50% and a return on average assets of 1.15% in the third quarter of 2024.

Net interest income before provision for credit losses

Net interest income before provision for credit losses increased $1.8 million, or 1.1%, to $171.0 million during the fourth quarter of 2024, compared to $169.2 million in the third quarter of 2024. The increase was due primarily to a decrease in interest deposit expense, partially offset by a decrease in interest income from loans and securities.

The net interest margin was 3.07% for the fourth quarter of 2024 compared to 3.04% for the third quarter of 2024.

For the fourth quarter of 2024, the yield on average interest-earning assets was 5.92%, the cost of funds on average interest-bearing liabilities was 3.75%, and the cost of average interest-bearing deposits was 3.72%. In comparison, for the third quarter of 2024, the yield on average interest-earning assets was 6.10%, the cost of funds on average interest-bearing liabilities was 3.99%, and the cost of average interest-bearing deposits was 3.95%. The decrease in the yield on average interest-bearing liabilities resulted mainly from lower interest rates on deposits driven by the lower repricing of maturing time deposits in the fourth quarter. The decrease in the yield on average interest-earning assets resulted mainly from lower interest rates on loans due to the decreasing rate environment. The net interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, was 2.17% for the fourth quarter of 2024, compared to 2.11% for the third quarter of 2024.

Provision for credit losses

The Company recorded a provision for credit losses of $14.5 million in the fourth quarter of 2024 compared to $14.5 million in the third quarter of 2024. As of December 31, 2024, the allowance for credit losses decreased by $1.9 million to $171.4 million, or 0.88% of gross loans, compared to $173.2 million, or 0.89% of gross loans as of September 30, 2024.

The following table sets forth the charge-offs and recoveries for the periods indicated:

	Three months ended			Year ended December 31,
	December 31, 2024	September 30, 2024	December 31, 2023	2024	2023
	(In thousands) (Unaudited)
Charge-offs:
Commercial loans	$14,064	$2,666	$1,392	$26,926	$13,909
Construction loans	—	—	4,221	—	4,221
Real estate loans (1)	2,472	1,805	—	4,531	5,341
Installment and other loans	7	7	—	15	15
Total charge-offs	16,543	4,478	5,613	31,472	23,486
Recoveries:
Commercial loans	75	88	1,426	1,102	2,990
Construction loans	—	—	—	—	—
Real estate loans (1)	133	186	55	694	2,918
Installment and other loans	2	1	—	2	—
Total recoveries	210	275	1,481	1,798	5,908
Net charge-offs/(recoveries)	$16,333	$4,203	$4,132	$29,674	$17,578

(1) Real estate loans include commercial mortgage loans, residential mortgage loans and equity lines.

Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), wealth management fees, and other sources of fee income, was $15.5 million for the fourth quarter of 2024, a decrease of $4.9 million, or 23.9%, compared to $20.4 million for the third quarter of 2024. The decrease was primarily due to a decrease of $5.6 million in gain on equity securities, when compared to the third quarter of 2024.

Non-interest expense

Non-interest expense decreased $11.7 million, or 12.0%, to $85.2 million in the fourth quarter of 2024 compared to $96.9 million in the third quarter of 2024. The decrease in non-interest expense in the fourth quarter of 2024 was primarily due to a decrease of $13.3 million, in amortization expense of investments in low-income housing and alternative energy partnerships, a decrease of $2.1 million in FDIC and State assessments offset, in part, by an increase $1.7 million in professional services expense and an increase of $1.7 million in salaries and employee benefits, when compared to the third quarter of 2024. The efficiency ratio, defined as non-interest expense divided by the sum of net interest income before provision for loan losses plus non-interest income, was 45.70% in the fourth quarter of 2024 compared to 51.11% for the third quarter of 2024.

Income taxes

The effective tax rate for the fourth quarter of 2024 was 7.57% compared to 13.61% for the third quarter of 2024. The effective tax rate includes the impact of alternative energy investments and low-income housing tax credits.

BALANCE SHEET REVIEW

Gross loans were $19.38 billion as of December 31, 2024, a decrease of $172.2 million, or 0.9%, from $19.55 billion as of December 31, 2023. The decrease was primarily due to decreases of $207.0 million, or 6.3%, in commercial loans, $149.7 million, or 2.6%, in residential mortgage loans, $103.0 million, or 24.4%, in construction loans and $15.9 million, or 6.5%, in home equity loans offset by an increase of $304.3 million, or 3.1%, in commercial real estate loans. For the fourth quarter of 2024, gross loans increased by $2.4 million, or 0.05% annualized.

The loan balances and composition as of December 31, 2024, compared to September 30, 2024, and December 31, 2023, are presented below:

	December 31, 2024	September 30, 2024	December 31, 2023
	(In thousands) (Unaudited)
Commercial loans	$3,098,004	$3,106,994	$3,305,048
Construction loans	319,649	307,057	422,647
Commercial real estate loans	10,033,830	9,975,272	9,729,581
Residential mortgage loans	5,689,097	5,750,546	5,838,747
Equity lines	229,995	226,838	245,919
Installment and other loans	5,380	6,886	6,198
Gross loans	$19,375,955	$19,373,593	$19,548,140

Allowance for loan losses	(161,765)	(163,733)	(154,562)
Unamortized deferred loan fees	(10,541)	(10,505)	(10,720)
Total loans held for investment, net	$19,203,649	$19,199,355	$19,382,858

Loans held for sale	$—	$5,190	$—

Total deposits were $19.69 billion as of December 31, 2024, an increase of $360.8 million, or 1.9%, from $19.33 billion as of December 31, 2023.

The deposit balances and composition as of December 31, 2024, compared to September 30, 2024, and December 31, 2023, are presented below:

	December 31, 2024	September 30, 2024	December 31, 2023
	(In thousands) (Unaudited)
Non-interest-bearing demand deposits	$3,284,342	$3,253,823	$3,529,018
NOW deposits	2,205,695	2,093,861	2,370,685
Money market deposits	3,372,773	3,134,460	3,049,754
Savings deposits	1,252,788	1,215,974	1,039,203
Time deposits	9,570,601	10,245,823	9,336,787
Total deposits	$19,686,199	$19,943,941	$19,325,447

ASSET QUALITY REVIEW

As of December 31, 2024, total non-accrual loans were $169.2 million, an increase of $102.5 million, or 153.7%, from $66.7 million as of December 31, 2023, and an increase of $6.4 million, or 3.9%, from $162.8 million as of September 30, 2024.

The allowance for loan losses was $161.8 million and the allowance for off-balance sheet unfunded credit commitments was $9.7 million as of December 31, 2024. The allowances represent the amount estimated by management to be appropriate to absorb expected credit losses inherent in the loan portfolio, including unfunded credit commitments. The allowance for loan losses represented 0.83% of period-end gross loans, and 93.39% of non-performing loans as of December 31, 2024. The comparable ratios were 0.79% of period-end gross loans, and 209.33% of non-performing loans as of December 31, 2023.

The changes in non-performing assets and loan modifications to borrowers experiencing financial difficulty as of December 31, 2024, compared to December 31, 2023, and September 30, 2024, are presented below:

(In thousands) (Unaudited)	December 31, 2024	December 31, 2023	% Change	September 30, 2024	% Change
Non-performing assets
Accruing loans past due 90 days or more	$4,050	$7,157	(43)	$6,931	(42)

Non-accrual loans:
Construction loans	—	7,736	(100)	—	—
Commercial real estate loans	83,128	32,030	160	87,577	(5)
Commercial loans	59,767	14,404	315	52,074	15
Residential mortgage loans	26,266	12,511	110	23,183	13
Total non-accrual loans:	$169,161	$66,681	154	$162,834	4
Total non-performing loans	173,211	73,838	135	169,765	2
Other real estate owned	23,071	19,441	19	18,277	26
Total non-performing assets	$196,282	$93,279	110	$188,042	4

Allowance for loan losses	$161,765	$154,562	5	$163,733	(1)
Total gross loans outstanding, at period-end	$19,375,955	$19,548,140	(1)	$19,373,593	0

Allowance for loan losses to non-performing loans, at period-end	93.39%	209.33%		96.45%
Allowance for loan losses to gross loans, at period-end	0.83%	0.79%		0.85%

The ratio of non-performing assets to total assets was 0.85% as of December 31, 2024, compared to 0.40% as of December 31, 2023. Total non-performing assets increased $103.0 million, or 110.4%, to $196.3 million as of December 31, 2024, compared to $93.3 million as of December 31, 2023, primarily due to an increase of $102.5 million, or 153.7%, in non-accrual loans, and $3.6 million, or 18.7%, in other real estate owned, offset, by a decrease of $3.1 million, or 43.4%, in accruing loans past due 90 days or more.

CAPITAL ADEQUACY REVIEW

As of December 31, 2024, the Company’s Tier 1 risk-based capital ratio of 13.55%, total risk-based capital ratio of 15.09%, and Tier 1 leverage capital ratio of 10.97%, calculated under the Basel III capital rules, continue to place the Company in the “well capitalized” category for regulatory purposes, which is defined as institutions with a Tier 1 risk-based capital ratio equal to or greater than 8%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. As of December 31, 2023, the Company’s Tier 1 risk-based capital ratio was 12.84%, total risk-based capital ratio was 14.31%, and Tier 1 leverage capital ratio was 10.55%.

FULL YEAR REVIEW

Net income for the year ended December 31, 2024, was $286.0 million, a decrease of $68.1 million, or 19.2%, compared to net income of $354.1 million for the year ended December 31, 2023. Diluted earnings per share for the year ended December 31, 2024, was $3.95 compared to $4.86 per share for the year ended December 31, 2023. The net interest margin for the year ended December 31, 2024, was 3.04% compared to 3.45% for the year ended December 31, 2023.

Return on average stockholders’ equity was 10.18% and return on average assets was 1.22% for the year ended December 31, 2024, compared to a return on average stockholders’ equity of 13.56% and a return on average assets of 1.56% for the year ended December 31, 2023. The efficiency ratio for the year ended December 31, 2024, was 51.35% compared to 46.97% for the year ended December 31, 2023.

CONFERENCE CALL

Cathay General Bancorp will host a conference call to discuss its fourth quarter and year-end 2024 financial results this afternoon, Wednesday, January 22, 2025, at 3:00 p.m., Pacific Time. Analysts and investors may dial in and participate in the question-and-answer session. To access the call, please dial 1-833-816-1377 and enter Conference ID 10195683. The presentation accompanying this call and access to the live webcast is available on our site at www.cathaygeneralbancorp.com and a replay of the webcast will be archived for one year within 24 hours after the event.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is a publicly traded company (Nasdaq: CATY) and is the holding company for Cathay Bank, a California state-chartered bank.  Founded in 1962, Cathay Bank offers a wide range of financial services and currently operate over 60 branches across the United States in California, New York, Washington, Texas, Illinois, Massachusetts, Maryland, Nevada, and New Jersey. Overseas, it has a branch outlet in Hong Kong, and representative offices in Beijing, Shanghai, and Taipei. To learn more about Cathay Bank, please visit www.cathaybank.com. Cathay General Bancorp’s website is at www.cathaygeneralbancorp.com. Information set forth on such websites is not incorporated into this press release.

FORWARD-LOOKING STATEMENTS

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management’s beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as “aims,” “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “hopes,” “intends,” “may,” “plans,” “projects,” “predicts,” “potential,” “possible,” “optimistic,” “seeks,” “shall,” “should,” “will,” and variations of these words and similar expressions. Forward-looking statements are based on estimates, beliefs, projections, and assumptions of management and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from local, regional, national and international business, market and economic conditions and events and the impact they may have on us, our customers and our operations, assets and liabilities; possible additional provisions for loan losses and charge-offs; credit risks of lending activities and deterioration in asset or credit quality; extensive laws and regulations and supervision that we are subject to including potential future supervisory action by bank supervisory authorities; increased costs of compliance and other risks associated with changes in regulation; higher capital requirements from the implementation of the Basel III capital standards; compliance with the Bank Secrecy Act and other money laundering statutes and regulations; potential goodwill impairment; liquidity risk; fluctuations in interest rates; risks associated with acquisitions and the expansion of our business into new markets; inflation and deflation; real estate market conditions and the value of real estate collateral; our ability to generate anticipated returns on our investments and financings, including in tax-advantaged projects; environmental liabilities; our ability to compete with larger competitors; our ability to retain key personnel; successful management of reputational risk; natural disasters, public health crises and geopolitical events; general economic or business conditions in Asia, and other regions where Cathay Bank has operations; failures, interruptions, or security breaches of our information systems; our ability to adapt our systems to technological changes; risk management processes and strategies; adverse results in legal proceedings; certain provisions in our charter and bylaws that may affect acquisition of the Company; changes in accounting standards or tax laws and regulations; market disruption and volatility; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; issuance of preferred stock; successfully raising additional capital, if needed, and the resulting dilution of interests of holders of our common stock; the soundness of other financial institutions; and general competitive, economic political, and market conditions and fluctuations.

These and other factors are further described in Cathay General Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2023 (Item 1A in particular), other reports filed with the Securities and Exchange Commission (“SEC”), and other filings Cathay General Bancorp makes with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we undertake no obligation to update or review any forward-looking statement to reflect circumstances, developments or events occurring after the date on which the statement is made or to reflect the occurrence of unanticipated events.

CATHAY GENERAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Three months ended			Year ended December 31,
(In thousands, except per share data)	December 31, 2024	September 30, 2024	December 31, 2023	2024	2023

Financial performance
Net interest income before provision for credit losses	$171,012	$169,155	$182,138	$674,055	$741,746
Provision for credit losses	14,500	14,500	1,723	37,500	25,978
Net interest income after provision for credit losses	156,512	154,655	180,415	636,555	715,768
Non-interest income	15,473	20,365	23,101	55,664	68,292
Non-interest expense	85,219	96,867	110,498	374,677	380,478
Income before income tax expense	86,766	78,153	93,018	317,542	403,582
Income tax expense	6,565	10,639	10,492	31,563	49,458
Net income	$80,201	$67,514	$82,526	$285,979	$354,124

Net income per common share:
Basic	$1.13	$0.94	$1.14	$3.97	$4.88
Diluted	$1.12	$0.94	$1.13	$3.95	$4.86
Cash dividends paid per common share	$0.34	$0.34	$0.34	$1.36	$1.36

Selected ratios
Return on average assets	1.37%	1.15%	1.40%	1.22%	1.56%
Return on average total stockholders’ equity	11.18%	9.50%	12.21%	10.18%	13.56%
Efficiency ratio	45.70%	51.11%	53.84%	51.35%	46.97%
Dividend payout ratio	29.95%	36.04%	29.92%	34.26%	27.85%

Yield analysis (Fully taxable equivalent)
Total interest-earning assets	5.92%	6.10%	5.99%	6.02%	5.78%
Total interest-bearing liabilities	3.75%	3.99%	3.59%	3.90%	3.11%
Net interest spread	2.17%	2.11%	2.40%	2.12%	2.67%
Net interest margin	3.07%	3.04%	3.27%	3.04%	3.45%

Capital ratios	December 31, 2024	September 30, 2024	December 31, 2023
Tier 1 risk-based capital ratio	13.55%	13.32%	12.84%
Total risk-based capital ratio	15.09%	14.87%	14.31%
Tier 1 leverage capital ratio	10.97%	10.82%	10.55%

CATHAY GENERAL BANCORP

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)	December 31, 2024	September 30, 2024	December 31, 2023

Assets
Cash and due from banks	$157,167	$182,542	$173,988
Short-term investments and interest bearing deposits	882,353	1,156,223	654,813
Securities available-for-sale (amortized cost of $1,668,661 at December 31, 2024, $1,602,696 at September 30, 2024 and $1,726,080 at December 31, 2023)	1,547,128	1,508,356	1,604,570
Loans held for sale	—	5,190	—
Loans	19,375,955	19,373,593	19,548,140
Less: Allowance for loan losses	(161,765)	(163,733)	(154,562)
Unamortized deferred loan fees, net	(10,541)	(10,505)	(10,720)
Loans, net	19,203,649	19,199,355	19,382,858
Equity securities	34,429	35,741	40,406
Federal Home Loan Bank stock	17,250	17,250	17,746
Other real estate owned, net	23,071	18,277	19,441
Affordable housing investments and alternative energy partnerships, net	289,611	280,091	315,683
Premises and equipment, net	88,676	89,158	91,097
Customers’ liability on acceptances	14,061	12,043	3,264
Accrued interest receivable	97,779	95,351	97,673
Goodwill	375,696	375,696	375,696
Other intangible assets, net	3,335	3,590	4,461
Right-of-use assets- operating leases	28,645	30,543	32,076
Other assets	291,831	265,037	267,762
Total assets	$23,054,681	$23,274,443	$23,081,534

Liabilities and Stockholders’ Equity
Deposits:
Non-interest-bearing demand deposits	$3,284,342	$3,253,823	$3,529,018
Interest-bearing deposits:
NOW deposits	2,205,695	2,093,861	2,370,685
Money market deposits	3,372,773	3,134,460	3,049,754
Savings deposits	1,252,788	1,215,974	1,039,203
Time deposits	9,570,601	10,245,823	9,336,787
Total deposits	19,686,199	19,943,941	19,325,447

Advances from the Federal Home Loan Bank	60,000	60,000	540,000
Other borrowings for affordable housing investments	17,740	17,783	15,787
Long-term debt	119,136	119,136	119,136
Acceptances outstanding	14,061	12,043	3,264
Lease liabilities - operating leases	30,851	32,906	34,797
Other liabilities	280,990	258,321	306,528
Total liabilities	20,208,977	20,444,130	20,344,959
Stockholders' equity	2,845,704	2,830,313	2,736,575
Total liabilities and equity	$23,054,681	$23,274,443	$23,081,534

Book value per common share	$40.16	$39.66	$37.66
Number of common shares outstanding	70,863,324	71,355,869	72,668,927

CATHAY GENERAL BANCORP

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended			Year ended December 31,
	December 31, 2024	September 30, 2024	December 31, 2023	2024	2023
	(In thousands, except share and per share data)
Interest and Dividend Income
Loan receivable, including loan fees	$300,991	$310,311	$302,477	$1,217,166	$1,130,242
Investment securities	13,587	15,125	14,885	59,307	51,717
Federal Home Loan Bank stock	379	375	392	1,684	1,349
Deposits with banks	15,025	13,680	15,509	56,818	58,914
Total interest and dividend income	329,982	339,491	333,263	1,334,975	1,242,222

Interest Expense
Time deposits	111,082	119,786	97,826	458,490	331,997
Other deposits	44,557	45,918	43,282	177,775	135,965
Advances from Federal Home Loan Bank	766	1,885	7,289	14,283	22,164
Long-term debt	2,194	2,351	1,759	8,129	6,480
Short-term borrowings	371	396	969	2,243	3,870
Total interest expense	158,970	170,336	151,125	660,920	500,476
Net interest income before provision for credit losses	171,012	169,155	182,138	674,055	741,746
Provision for credit losses	14,500	14,500	1,723	37,500	25,978
Net interest income after provision for credit losses	156,512	154,655	180,415	636,555	715,768

Non-Interest Income
Net (losses)/gains from equity securities	(1,312)	4,253	8,950	(7,516)	18,248
Debt securities losses, net	—	—	—	1,107	(3,000)
Letters of credit commissions	2,063	2,081	1,744	7,749	6,716
Depository service fees	1,674	1,572	1,423	6,574	6,432
Wealth management fees	6,194	6,545	4,820	24,055	17,506
Other operating income	6,854	5,914	6,164	23,695	22,390
Total non-interest income	15,473	20,365	23,101	55,664	68,292

Non-Interest Expense
Salaries and employee benefits	42,526	40,859	40,101	167,376	154,149
Occupancy expense	5,724	5,938	5,387	23,281	22,270
Computer and equipment expense	4,923	4,753	4,579	20,135	17,478
Professional services expense	8,761	7,021	8,279	30,986	32,491
Data processing service expense	4,234	4,330	3,718	16,370	14,728
FDIC and State assessments	1,198	3,250	14,358	14,279	23,588
Marketing expense	1,518	1,614	1,110	6,520	5,887
Other real estate owned expense	368	596	195	2,699	761
Amortization of investments in low income housing and alternative energy partnerships	10,728	24,077	26,119	72,633	86,616
Amortization of core deposit intangibles	250	250	251	1,098	1,310
Acquisition, integration and restructuring costs	—	—	671	—	671
Other operating expense	4,989	4,179	5,730	19,300	20,529
Total non-interest expense	85,219	96,867	110,498	374,677	380,478

Income before income tax expense	86,766	78,153	93,018	317,542	403,582
Income tax expense	6,565	10,639	10,492	31,563	49,458
Net income	$80,201	$67,514	$82,526	$285,979	$354,124
Net income per common share:
Basic	$1.13	$0.94	$1.14	$3.97	$4.88
Diluted	$1.12	$0.94	$1.13	$3.95	$4.86

Cash dividends paid per common share	$0.34	$0.34	$0.34	$1.36	$1.36
Basic average common shares outstanding	71,168,983	71,786,624	72,652,779	72,068,850	72,573,025
Diluted average common shares outstanding	71,491,518	72,032,456	72,906,310	72,327,017	72,862,628

CATHAY GENERAL BANCORP

AVERAGE BALANCES – SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Unaudited)

	Three months ended
(In thousands)(Unaudited)	December 31, 2024		September 30, 2024		December 31, 2023
	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Interest-earning assets:
Loans (1)	$19,345,616	6.19%	$19,455,521	6.35%	$19,330,187	6.21%
Taxable investment securities	1,542,577	3.50%	1,638,414	3.67%	1,594,267	3.71%
FHLB stock	17,250	8.75%	17,250	8.65%	19,599	7.94%
Deposits with banks	1,265,496	4.72%	1,035,534	5.26%	1,130,806	5.44%
Total interest-earning assets	$22,170,939	5.92%	$22,146,719	6.10%	$22,074,859	5.99%

Interest-bearing liabilities:
Interest-bearing demand deposits	$2,131,978	1.85%	$2,134,807	2.10%	$2,466,263	2.14%
Money market deposits	3,259,771	3.52%	3,073,384	3.75%	3,200,455	3.33%
Savings deposits	1,306,584	1.76%	1,212,870	1.85%	1,112,454	1.11%
Time deposits	9,932,776	4.45%	10,250,601	4.65%	9,208,820	4.21%
Total interest-bearing deposits	$16,631,109	3.72%	$16,671,662	3.95%	$15,987,992	3.50%
Other borrowed funds	111,142	4.07%	186,838	4.86%	600,483	5.46%
Long-term debt	119,136	7.33%	119,136	7.85%	119,136	5.86%
Total interest-bearing liabilities	16,861,387	3.75%	16,977,636	3.99%	16,707,611	3.59%

Non-interest-bearing demand deposits	3,318,350		3,230,150		3,598,385

Total deposits and other borrowed funds	$20,179,737		$20,207,786		$20,305,996
Total average assets	$23,332,869		$23,353,025		$23,304,836
Total average equity	$2,854,994		$2,828,379		$2,681,899

	Year ended
(In thousands)(Unaudited)	December 31, 2024		December 31, 2023
	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Interest-earning assets:
Loans (1)	$19,434,614	6.26%	$18,763,271	6.02%
Taxable investment securities	1,621,477	3.66%	1,558,877	3.32%
FHLB stock	18,681	9.02%	18,620	7.25%
Deposits with banks	1,098,488	5.17%	1,141,720	5.16%
Total interest-earning assets	$22,173,260	6.02%	$21,482,488	5.78%

Interest-bearing liabilities:
Interest-bearing demand deposits	$2,186,726	2.05%	$2,388,080	1.71%
Money market deposits	3,166,318	3.65%	3,164,739	2.72%
Savings deposits	1,151,427	1.52%	1,070,405	0.83%
Time deposits	10,022,826	4.57%	8,849,293	3.75%
Total interest-bearing deposits	$16,527,297	3.85%	$15,472,517	3.02%
Other borrowed funds	315,086	5.24%	505,218	5.15%
Long-term debt	119,136	6.82%	119,136	5.44%
Total interest-bearing liabilities	16,961,519	3.90%	16,096,871	3.11%

Non-interest-bearing demand deposits	3,283,586		3,705,788
Total deposits and other borrowed funds	$20,245,105		$19,802,659

Total average assets	$23,368,429		$22,705,192
Total average equity	$2,809,620		$2,610,582

(1) Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.

CATHAY GENERAL BANCORP

GAAP to NON-GAAP RECONCILIATION

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. Tangible equity and tangible equity to tangible assets ratio are non-GAAP financial measures. Tangible equity and tangible assets represent stockholders’ equity and total assets, respectively, which have been reduced by goodwill and other intangible assets. Given that the use of such measures and ratios is prevalent in the banking industry, and such measures and ratios are used by banking regulators and analysts, the Company has included them below for discussion.

		As of
		December 31, 2024	September 30, 2024	December 31, 2023
		(In thousands) (Unaudited)
Stockholders' equity	(a)	$2,845,704	$2,830,313	$2,736,575
Less: Goodwill		(375,696)	(375,696)	(375,696)
Other intangible assets (1)		(3,335)	(3,590)	(4,461)
Tangible equity	(b)	$2,466,673	$2,451,027	$2,356,418

Total assets	(c)	$23,054,681	$23,274,443	$23,081,534
Less: Goodwill		(375,696)	(375,696)	(375,696)
Other intangible assets (1)		(3,335)	(3,590)	(4,461)
Tangible assets	(d)	$22,675,650	$22,895,157	$22,701,377

Number of common shares outstanding	(e)	70,863,324	71,355,869	72,668,927

Total stockholders' equity to total assets ratio	(a)/(c)	12.34%	12.16%	11.86%
Tangible equity to tangible assets ratio	(b)/(d)	10.88%	10.71%	10.38%
Tangible book value per share	(b)/(e)	$34.81	$34.35	$32.43

		Three Months Ended			Twelve Months Ended
		December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
		(In thousands) (Unaudited)
Net Income		$80,201	$67,514	$82,526	$285,979	$354,124
Add: Amortization of other intangibles (1)		256	264	262	1,127	1,294
Tax effect of amortization adjustments (2)		(76)	(78)	(78)	(334)	(384)
Tangible net income	(f)	$80,381	$67,700	$82,710	$286,772	$355,034

Return on tangible common equity (3)	(f)/(b)	13.03%	11.05%	14.04%	11.63%	15.07%

(1) Includes core deposit intangibles and mortgage servicing
(2) Applied the statutory rate of 29.65%.
(3) Annualized